Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
E-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

Deutsche Bank engaged to arrange $250 Million Warehouse Facility

Sandler O’Neill to sell the Thrift Charter and Deposits

Newport Beach, California – May 20, 2004 - United PanAm Financial Corp. (Nasdaq:UPFC) today announced that it has engaged Deutsche Bank Securities Inc. and/or one of its affiliates (“Deutsche Bank”) to arrange up to a $250 million warehouse financing facility for its portfolio of automobile loan receivables.

UPFC has also engaged Deutsche Bank to act as financial advisor, underwriter and placement agent in connection with the structuring, marketing and placement of an initial asset securitization transaction for its outstanding portfolio of automobile loan receivables in an amount of up to $500 million. The asset securitization transaction is expected to be consummated within the next 120 days.

Earlier this year UPFC announced its intention to exit the federal thrift charter due to increasing regulatory requirements associated with financing of non-prime automobile receivables with insured deposits. As part of our plan to exit the federal thrift charter, UPFC has also engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to act as an advisor in connection with the sale of the thrift charter and its deposits.

“We are very pleased to work with Deutsche Bank, one of the largest underwriters of non-prime auto receivable securitizations in the United States, to provide for the financing of our automobile finance receivables as we exit the thrift charter,” said Guillermo Bron, Chairman, “and to work with Sandler O’Neill, a firm that specializes in banks and thrifts, to divest of the thrift assets. Both firms are well known in their respective fields and together they will assist us to expedite our plan to transfer the financing of our automobile finance receivables away from insured deposits.”

United PanAm Financial Corp., a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts. Its principal operating units include Pan American Bank, FSB, the largest Hispanic-controlled savings association in California, with $526 million in deposits at March 31, 2004, United Auto Credit Corporation with 74 branch offices in 26 states, and the insurance premium finance division, which is the largest non-insurance provider of financing for insurance premiums in California.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the impaired or limited credit history of the Company’s borrowers, the availability of additional financing, rapid growth of the Company’s business, the reliance on the Company’s systems and controls and key employees, competitive pressure we face in the banking industry, fluctuations in market rates of interest, general economic conditions and other risks, certain of which are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.